CONSENT OF DOUGLASS H. GRAVES

The undersigned hereby consents to:

(i)

the filing of the written disclosure (the “Technical Disclosure”) regarding (a) the technical report entitled “Technical Report, North Rolling Pin Property, Campbell County, Wyoming, U.S.A.” dated June 4, 2010, and (b) the technical report entitled “Technical Report, West North Butte Satellite Properties, Campbell County, Wyoming, U.S.A.” dated December 9, 2008, contained in the Annual Report on Form 10-K for the period ended December 31, 2017 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the “S-8”); and

(iii)	the use of my name in the 10-K and the S-8.

/s/ Douglass H. Graves
Douglass H. Graves, P.E.

Date: August 7, 2018